EXHIBIT 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Broadstone Net Lease, Inc. (the “Company”) has adopted the following Non-Employee Director Compensation Policy (the “Policy”), effective as of May 5, 2022.

This Policy shall apply only to directors of the Company who are not officers or employees of the Company or any Company subsidiary (each, a “Non-Employee Director”). This Policy has been developed to attract and retain outstanding director candidates and compensate directors for their time, commitment, and contributions to the Board. The compensation described in this Policy shall be paid automatically and without further action of the Board to each director who may be eligible to receive such compensation. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

Retainers for Serving on the Board

Non-Employee Directors shall be paid an annual cash retainer of $60,000, payable in arrears in quarterly installments of $15,000, for each calendar year of service on the Board. Retainers for partial quarters or years of service shall be pro-rated to reflect the number of days served by a director during a quarter or year. The quarterly installments of the annual retainer shall be paid within 15 days after the end of each calendar quarter.

Additional Annual Retainers

Additional annual cash retainers shall be paid to Non-Employee Directors as follows, payable in arrears in quarterly installments:

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$70,000 to the Chairperson of the Board;
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$20,000 to the chairperson of the Audit Committee;
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$15,000 to the chairperson of each the Compensation Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Real Estate Investment Committee;
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$10,000 to non-chairperson committee members of the Audit Committee; and
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$7,500 to non-chairperson committee members of each of the Compensation Committee, the Governance Committee, and the Real Estate Investment Committee.

If a Non-Employee Director serves in more than one of the foregoing roles, then he or she shall be entitled to receive the applicable additional annual retainer for each such role held. Retainers for partial quarters or years of service shall be pro-rated to reflect the number of days served by a Non-Employee Director on the applicable committee during a quarter or year. The quarterly installments of each additional retainer shall be paid within 15 days after the end of the calendar quarter.

Equity Compensation

Annual Equity Award: On the close of business on the date of each annual meeting of stockholders, without any further action by the Board, each Non-Employee Director then in office, and who continues as a member of the Board following the annual meeting of stockholders, shall receive an equity grant, pursuant to the terms of the Company’s 2020 Omnibus Equity Incentive Plan (the “Equity Plan”), in the form of restricted stock with a fair market value, on the date of grant, equal to $100,000 (the “Annual Equity Grant Value”). The number of shares subject to the restricted stock award will be determined by dividing the Annual Equity Grant Value by the average closing price of a share of the Company’s common stock over the 15 trading days preceding and ending on the date of grant, rounded down to the nearest whole share. The annual equity award will vest on the earlier of (i) the one-year anniversary of the date of grant; and (ii) the date of the next annual meeting of stockholders, provided that the next annual meeting of stockholders is at least 50 weeks after the date of grant. Other terms and conditions related to the annual equity grant, as determined by the Board or the Compensation Committee, shall be set forth in an award agreement in accordance with the terms of the Equity Plan.

Initial Equity Grant: If a Non-Employee Director is appointed to the Board following the annual meeting of stockholders for the calendar year, and prior to December 31 of that year, on the effective date of such Non-Employee Director’s appointment to the Board, the Non-Employee Director shall receive an equity grant, pursuant to the terms of the Equity Plan, in the form of restricted stock and with a fair market value on the date of grant equal to the Annual Equity Grant Amount awarded to Non-Employee Directors as of the most recent annual meeting of the Company’s stockholders that occurred prior to the new Non-Employee Director’s election or appointment, pro-rated to reflect the number of quarters between the Non-Employee Directors date of appointment or election and the anticipated date of the next annual meeting of the Company’s stockholders. The number of shares subject to the restricted stock award will be determined by dividing the applicable pro-rated Annual Equity Grant Value by the average closing price of a share of the Company’s common stock over the 15 trading days preceding and ending on the date of grant rounded down to the nearest whole share. The initial restricted stock award will vest on the date of next annual meeting of stockholders following the Non-Employee Director’s appointment. Other terms and conditions related to the initial equity grant, as determined by the Board or the Compensation Committee, shall be set forth in an award agreement in accordance with the terms of the Equity Plan. If a Non-Employee Director is appointed to the Board between January 1 and the date of the annual meeting of stockholders for that calendar year, the Non-Employee Director will not receive an initial equity grant upon the Non-Employee Director’s appointment to the Board.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Company’s directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director, including the reasonable travel expenses of the director’s spouse or partner to attend events to which spouses and partners are expected. Each of the directors shall provide the Company with evidence of expenses incurred, including copies of receipts, as the Company may reasonably require.

MINIMUM STOCK OWNERSHIP AND OTHER CORPORATE GOVERNANCE POLICIES

To ensure alignment of interest with the Company’s stockholders, each of the Company’s directors is required to comply with the terms of the Company’s Stock Ownership and Retention Policy for Executive Officers and Directors. Non-Employee Directors are subject to the Company’s Insider Trading Policy, as in effect from time to time, including, but not limited to, restrictions on trading in the Company’s securities and entering into hedging transactions (each as further described in the Insider Trading Policy).

INTERPRETATION, AMENDMENT, REVISION AND TERMINATION

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. The Compensation

Committee shall review this Policy periodically, at least annually, and may recommend modifications to the Board. The Board will determine any changes to be made to this Policy based on the Compensation Committee's recommendations.